Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form SB-2 (File Nos. 333 130254 and 333 120879) and on Form S-8 (File No. 333 128344) of Spectre Gaming, Inc. of our report dated February 10, 2006, except for Note 18, as to which the date is March 21, 2006 and Notes 2, 5 and 19, as to which the date is May 23, 2006, which appears on page 25 of this annual report on Form 10-KSB/A for the year ended December 31, 2005.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
May 25, 2006